UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2015

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 643 Thompson Falls, Montana	59873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On December 12, 2015, the Registrant held its Annual Meeting. As of the record date for the Annual Meeting, there were 68,151,298 shares entitled to vote on all matters presented to the Registrant’s shareholders at the Annual Meeting. At the Annual Meeting, there were 42,537,476 votes cast, representing approximately 62.4% of the combined voting power of the Registrant’s common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock were present in person or represented by proxy.

The following are the voting results on each matter submitted to the Company’s shareholders at the Annual Meeting. The proposals below are described in detail in the Proxy Statement. At the Annual Meeting, the six nominees for directors were elected to the Company’s Board of Directors (Proposal 1 below). In addition, management proposals regarding ratification of the appointment of DeCoria, Maichel & Teague P.S. as the Registrant’s independent registered public accounting firm for 2015  (Proposal 2 below) was approved. Finally, shareholders approved the compensation of the Company’s named executives on an advisory (non-binding) basis (Proposal 3 below).

1.           Election to the Registrant’s Board of Directors the following six nominees:

	For	Withheld	Non-Votes
John C. Lawrence	41,429,553	1,107,923	25,613,822
Gary D. Babbitt	38,655,016	3,882,460	25,613,822
Harmut W. Baitis	38,900,947	3,636,529	25,613,822
Russell C. Lawrence	41,473,336	1,044,140	25,633,822
Whitney H. Ferer	38,673,756	3,863,720	25,613,822
Jeffrey D. Wright	41,520,753	1,016,723	25,613,822

2.           Ratification of selection of DeCoria, Maichel & Teague P.S. as the Registrant’s registered independent public accounting firm for 2015.

For	Against	Abstentions
42,294,733	450,619	579,929

3.           Proposal to approve the compensation of our named executives on an advisory (non-binding) basis.

For	Against	Abstentions
41,051,614	1,030,813	432,989

Proxies were solicited under the proxy statement filed with the Securities and Exchange Commission on November 15, 2015. All nominees for directed were elected. The proposal to ratify the appointment of the Company’s Independent Registered Public Accounting Firm for the 2016 fiscal year was approved.

Amended and Restated Bylaws of United States Antimony Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: December 15, 2015	By:	/s/
John C. Lawrence
President, Director and Principal Executive Officer